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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data" in the Registration Statement (Form S-4) and related Prospectus of IMC Global Inc. for the offer to exchange its 6 1/2% Notes due 2003 and its 7 3/8% Debentures due 2018 for any and all of its outstanding 6 1/2% Notes due 2003 and 7 3/8% Debentures due 2018 and to the incorporation by reference therein of our report dated January 26, 1998, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP


Chicago, Illinois
September 18, 1998